Exhibit 21

SUBSIDIARIES OF VISTA GOLD CORP.

Name of Subsidiary	Jurisdiction of Organization
Vista Gold U.S. Inc.(1)	Delaware
Vista California, LLC.(5)	California
Granges Inc.(1)	British Columbia, Canada
Desarrollos Zapal Holdings Corp(1).	British Columbia, Canada
Desarrollos Zapal S.A. de C.V.(7)	Mexico
Servicios Administrativos MPA S.A. de C.V.(8)(9)	Mexico
Servicios Industriales MPA S.A. de C.V.(8)(9)	Mexico
Minera Gold Stake Holdings Corp. (name changed from Vitliq Holdings Corp. effective January 23, 2012) (1)	British Columbia, Canada
Minera Gold Stake S.A de C.V. (name changed from Vitliq S.A. de C.V. effective January 23, 2012) (1)(9)	Mexico
Vista Gold (Barbados) Corp.(1)	Barbados
Salu Siwa Pty. Ltd.(2)	Australia
PT Masmindo Dwi(3)(6)	Indonesia
Vista Minerals (Barbados) Corp.(1)	Barbados
Vista Gold Australia Pty. Ltd.(4)	Australia

(1)        100% owned by Vista Gold Corp.

(2)        100% owned by Vista Gold (Barbados) Corp.

(3)        99% owned by Salu Siwa Pty. Ltd.

(4)        100% owned by Vista Minerals (Barbados) Corp.

(5)        100% owned by Vista Gold U.S. Inc.

(6)        1% owned by Vista Gold (Barbados) Corp.

(7)        100% owned by Desarrollos Zapal Holdings Corp.

(8)        99% owned by Desarrollos Zapal S.A. de C.V.

(9)        1% owned by Granges Inc.